CERTIFICATE OF TRUST
OF
BRIDGE BUILDER TRUST

This Certificate of Trust of Bridge Builder Trust (the “Trust”), a statutory trust to be registered under the Investment Company Act of 1940, as amended, executed by the undersigned Trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST:	The name of the statutory trust formed hereby is: Bridge Builder Trust.

SECOND:	As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
New Castle County

THIRD:
Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:              This Certificate of Trust shall be effective upon filing.

FIFTH:
Notice is hereby given that the Trust is a series Trust.  Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof.  Except as otherwise provided in or pursuant to the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned, as the Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 18th day of December, 2012.

/s/ William H. Broderick, III
Name:  William H. Broderick, III
Title: Trustee